Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES PROVIDES ESTIMATED SECOND-QUARTER RESULTS
AND UPDATES 2019 OUTLOOK

PROVO, Utah — July 16, 2019 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced estimated second-quarter results and updated its outlook for full-year 2019. The company anticipates reporting second-quarter revenue between $622 and $623 million and earnings per share of $0.82 to $0.84. The company’s revised revenue outlook for 2019 is $2.48 to $2.52 billion with a negative foreign currency impact of approximately 4 percent, and earnings per share of $3.20 to $3.35.

“We are adjusting our guidance for the year primarily due to a reduced revenue outlook in Mainland China following the government’s 100-day campaign to review and inspect the health products and direct selling industries,” said Ritch Wood, chief executive officer. “Continued restrictions on sales meetings, as well as media scrutiny, have negatively impacted consumer sentiment and contributed to this adjustment. While we anticipated we could begin holding meetings in the second quarter, meeting approvals for the industry have been significantly more restrictive than expected and remain limited. Additionally, the U.S. dollar has continued to strengthen, and we have adjusted our 2019 guidance to include a larger-than-anticipated foreign currency impact. We will provide more detail regarding results for the second quarter in our earnings release scheduled for Aug. 6.”

The company’s second-quarter earnings release and a management-led conference call will take place after the market close on Tuesday, Aug. 6. The call will begin at 5 p.m. ET and will be webcast on the investor relations section of the company's website at ir.nuskin.com. The financial information to be presented will also be available on the investor relations section of the company’s website. A replay of the webcast will be available at the same location through Tuesday, Aug. 20.

About Nu Skin Enterprises, Inc.
Founded 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies, and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, estimates and projections of the company’s revenue, earnings per share and foreign-currency impacts for both the second quarter of 2019 and the full-year 2019; statements related to the timing of the release of the company’s full financial results for the second quarter of 2019; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “outlook,” “anticipate,” “estimate,” “guidance,” “will,” “would,” “may,” “might,” the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•
estimates and guidance concerning anticipated revenue, earnings per share and foreign-currency impacts are preliminary, and actual results may differ from the estimates and guidance provided based on a number of factors, including different-from-anticipated expenses, changes in reserves, and adjustments made during the company’s closing and review/audit procedures;

•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•
risk that direct selling laws and regulations in any of our markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the company’s recent acquisitions;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit the company’s ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and

•	continued competitive pressures in the company’s markets.

The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

# # #

CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577